Time of Sale Information

Final Term Sheet

Filed Pursuant to Rule 433(d)

Registration Statement No. 333-216310

October 1, 2018

Issuer:	Tampa Electric Company

Principal Amount:	$375,000,000

Maturity:	June 15, 2049

Coupon:	4.450%

Initial Price to Public:	99.489% of the principal amount

Yield to Maturity:	4.480%

Spread to Benchmark Treasury:	+ 125 bps

Benchmark Treasury:	3.125% due May 15, 2048

Benchmark Treasury Price / Yield:	98-00 / 3.230%

Interest Payment Dates:	June 15 and December 15, commencing June 15, 2019

Optional Redemption:	Make-whole call at any time prior to December 15, 2048 at a discount rate of Treasury plus 20 bps and, thereafter, at par

Trade Date:	October 1, 2018

Settlement:	T+3; October 4, 2018

Ratings*(Moody’s/S&P):	A3 / BBB+

CUSIP / ISIN:	875127 BF8 / US875127BF88

Joint Book-Running Managers:	J.P. Morgan Securities LLC MUFG Securities Americas Inc. Wells Fargo Securities, LLC RBC Capital Markets, LLC Scotia Capital (USA) Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC SunTrust Robinson Humphrey, Inc. CIBC World Markets Corp. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC TD Securities (USA) LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling Wells Fargo Securities, LLC toll-free at (800) 645-3751, J.P. Morgan Securities LLC at (212) 834-4533 or MUFG Securities Americas Inc. at (877) 649-6848.